As filed with the Securities and Exchange Commission on June 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BBX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	82-4669146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

BBX Capital, Inc. 2021 Incentive Plan

(Full title of the plan)

Jarett S. Levan

Chief Executive Officer and President

BBX Capital, Inc.

201 East Las Olas Boulevard, Suite 1900

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

954-940-4900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☒	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Explanatory Note

At the 2024 Annual Meeting of Shareholders of BBX Capital, Inc. (the “Company”), the Company’s shareholders approved an amendment to the BBX Capital, Inc. 2021 Incentive Plan, as amended (the “Plan”), which increased the number of shares of the Company’s Class A Common Stock available for grant under the Plan from 1,700,000 shares to 2,450,000 shares. The Company is filing this Registration Statement to register the additional 750,000 shares of Class A Common Stock available for grant under the Plan as a result of the amendment. The additional shares of the Company’s Class A Common Stock registered hereunder are of the same class as the shares of Class A Common Stock registered under the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2021 (Registration No. 333-258881) and June 22, 2022 (Registration No. 333-265770) (the “Plan Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Plan Registration Statements are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 15, 2024.

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 10, 2024.

•	The Company’s Current Report on Form 8-K, filed with the Commission on May 21, 2024.

•

The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2024, that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

The description of the Company’s Class A Common Stock contained in Amendment No. 2 to the Company’s Registration Statement on Form 10, filed with the Commission on August 27, 2020, and any amendments filed subsequently thereto and other reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Grant Thornton LLP

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature pages to this Registration Statement)

99.1	BBX Capital, Inc. 2021 Incentive Plan, as amended (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 24, 2024)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 26, 2024.

BBX CAPITAL, INC.

By:	/s/ Jarett S. Levan
Jarett S. Levan,
Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jarett S. Levan and Brett Sheppard, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alan B. Levan Alan B. Levan	Chairman of the Board	June 26, 2024

/s/ John E. Abdo John E. Abdo	Vice Chairman of the Board	June 26, 2024

/s/ Jarett S. Levan Jarett S. Levan	Chief Executive Officer, President and Director	June 26, 2024

/s/ Seth M. Wise Seth M. Wise	Executive Vice President and Director	June 26, 2024

/s/ Brett Sheppard Brett Sheppard	Chief Financial Officer (Principal Accounting Officer)	June 26, 2024

SIGNATURE	TITLE	DATE

/s/ Marcia Barry-Smith Marcia Barry-Smith	Director	June 26, 2024

/s/ Norman H. Becker Norman H. Becker	Director	June 26, 2024

/s/ Andrew R. Cagnetta, Jr. Andrew R. Cagnetta, Jr.	Director	June 26, 2024

/s/ Steven M. Coldren Steven M. Coldren	Director	June 26, 2024

/s/ Gregory A. Haile Gregory A. Haile	Director	June 26, 2024

/s/ Willis N. Holcombe Willis N. Holcombe	Director	June 26, 2024

/s/ Tony P. Segreto Tony P. Segreto	Director	June 26, 2024

/s/ Neil A. Sterling Neil A. Sterling	Director	June 26, 2024